Exhibit 99.1

Liberty Global Commences Exchange Offer for

any and all of its

4  1/2% Convertible Senior Notes Due 2016

Englewood, Colorado – May 17, 2011: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced an exchange offer for any and all of its outstanding 4 1/2% Convertible Senior Notes due 2016 (CUSIP: 530555 AB7; ISIN: US530555AB77) (the “Notes”). The Notes, which are convertible into shares of Liberty Global’s Series A common stock and Series C common stock, have an outstanding aggregate principal amount of $935.0 million.

Holders who elect to exchange their Notes in the exchange offer will receive, for each $1,000 principal amount of Notes, the following: 28.2602 shares of Series A common stock, 9.4201 shares of Series C common stock and cash in the amount of $200, plus an amount equal to accrued but unpaid interest on such principal amount of Notes to but excluding the settlement date, payable in cash.

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, June 15, 2011, unless extended by Liberty Global, and settlement is expected to occur on Monday, June 20, 2011, unless the exchange offer is extended.

The exchange offer is being made pursuant to an Offer to Exchange and the related Letter of Transmittal, each dated May 17, 2011 (the “Offer Documents”). The completion of the exchange offer is subject to the conditions described in the Offer Documents. Subject to applicable law, Liberty Global may waive the conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Notes. The exchange offer is being made only on the terms and subject to the conditions described in the Offer Documents. The Offer Documents are being distributed to holders of the Notes, who are advised to read such documents because they contain important information. Copies of the Offer Documents will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO and will be available on the Securities and Exchange Commission’s website at www.sec.gov.

Holders of Notes may address questions about the exchange offer or make requests for copies of the Offer Documents to Georgeson, the information agent for the exchange offer, by calling toll-free at (866) 482-4931. Computershare has been retained as exchange agent in connection with the exchange offer.

The exchange offer is made in reliance on the exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended. Liberty Global has made no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder. Any such solicitation or recommendation of tenders by persons other than Liberty Global must not be relied upon by holders of Notes as having been authorized by Liberty Global.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including the anticipated expiration and settlement date of the exchange offer for the Notes and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the satisfaction or waiver of the conditions to the exchange offer set forth in the Offer Documents and the ability of Liberty Global to amend the exchange offer, as well as other factors detailed in the Offer Documents and in Liberty Global’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except to the extent required by the federal securities laws.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2011, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
Molly Bruce	+1.303.220.4202	Bert Holtkamp	+31.20.778.9800

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